FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Rutland Square Trust II

Fund	Strategic Advisers Growth Fund; and Strategic Advisers Growth Multi-Manager Fund
Series Number(s)	4 and 12 (respectively)
Trade Date	December 15, 2011
Settle Date	December 21, 2011
Security Name	Zynga Inc.
CUSIP	98986T108
Price	$10.00 / share
Transaction Value	$291,350 and $14,390 (respectively)
Class Size	100,000,000 shares
% of Offering	0.0291% and 0.0014% (respectively)
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Goldman, Sachs & Co.
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	J.P. Morgan
Underwriting Members: (6)	Allen & Company LLC
Underwriting Members: (7)
Underwriting Members: (8)
Underwriting Members: (9)
Underwriting Members: (10)